Exhibit 23.4

CONSENT OF THE FREEDONIA GROUP, INC.

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Annual Report on Form 10-K of Hi-Crush Partners LP for the fiscal year ended December 31, 2012. We hereby further consent to the use in such Annual Report on Form 10-K of information contained in our Industry Study #2867. It is specifically understood that appropriate attribution will be provided in any such release.

Very truly yours,

/s/ Corinne Gangloff

The Freedonia Group, Inc.

February 25, 2013